Item 77(i) -
Terms of New or Amended Securities

AMENDMENT TO DECLARATION AND AGREEMENT OF TRUST
In response to Sub-Item 77i(b), Amendment to the Declaration and Agreement of Trust, effective as of November 11, 2016 and December 15, 2016, of Lord
Abbett Securities Trust (the "Trust"), a Delaware statutory company, authorized and established a new classes of shares of each series; such new classes are designated Class T and F3, respectively.
The two Amendments to the Declaration and Agreement of Trusts are hereby attached as Item 77Q1(d).